EXHIBIT 10.5

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of the 30th day of March 2011, among Li3 Energy, Inc. (“Li3”), Pacific Road Capital A Pty Ltd, as trustee for Pacific Road Resources Fund A (“Fund A”), Pacific Road Capital B Pty Ltd, as trustee for Pacific Road Resources Fund B (“Fund B”) and Pacific Road Capital Management G.P. Limited, as General Partner of Pacific Road Resources Fund L.P. (“PR Partnership”).

RECITALS:

A.           Each of Fund A, Fund B and PR Partnership (collectively, the “Pacific Road Funds”) entered into a stock purchase agreement dated August 3, 2010 with Li3 (the “Agreement”), pursuant to which the Pacific Road Funds sold and Li3 purchased all of the issued and outstanding shares of Alfredo Holdings Ltd.

B.           Under the Agreement, the Pacific Road Funds were granted the right to subscribe for Units of Li3, which right has since lapsed.

C.           Li3 has entered into a letter of intent (the “LOI”) to acquire controlling interests (the “Controlling Interests”) in a group of six (6) companies (the “Maricunga Vendors”) that collectively own mining assets and properties located in the Maricunga Salar Deposit in Chile (the “Maricunga Project Assets”). Li3 has represented to the Pacific Road Funds that it has paid the Maricunga Vendors USD$250,000 in connection with entering into the LOI.  Pursuant to the LOI, Li3 and the Maricunga Vendors have agreed that the acquisition by Li3 of the Controlling Interests will be structured pursuant to a definitive share purchase agreement to be entered into by Li3 and the Maricunga Vendors (the “Purchase Agreement”). According to the LOI, on execution of the Purchase Agreement, Li3 will make a cash payment to the Maricunga Vendors (the “Up-Front Cash”) which, as of the date hereof, is anticipated to be USD$6 million and Li3 will issue shares of its common stock (the “Maricunga Acquisition Shares”) to the Maricunga Vendors which, as of the date hereof, are expected to constitute 30% of the issued and outstanding shares of common stock of Li3 (subject to certain specified adjustments). Under the terms of the LOI, Li3 has agreed that upon acquiring the Controlling Interests, Li3 will be required to commit to pay certain amounts (“Work Commitments”) to fund a work program to carry out the exploration programs and studies required to lead the Maricunga Project Assets to the Technical / Economic Feasibility Study stage (the “Work Program”).

D.           Li3 has represented to the Pacific Road Funds that it expects to (i) complete negotiations of an extension of time with the Maricunga Vendors to negotiate and enter into the Purchase Agreement until April 11, 2011; (ii) make the Up-Front Cash payment to the Maricunga Vendors under the Purchase Agreement from the proceeds of a private placement of securities of Li3 (the “Private Placement”) as described in the confidential term sheet (the “Term Sheet”) attached to this Amending Agreement as Schedule A; and (iii) issue the Maricunga Acquisition Shares to the Maricunga Vendors upon execution of the Purchase Agreement, concurrently with the Up-Front Cash payment.

E.           Li3 and the Pacific Road Funds wish to (i) amend the Agreement to reflect the changes in the property holdings of Li3 and to modify certain options in the Agreement in order to allow the Pacific Road Funds to purchase additional shares of Buyer Common Stock upon the achievement of certain outcomes with respect to Li3’s lithium and iodine nitrate properties in Chile; and (ii) provide for the Pacific Road Funds to invest in the Private Placement.

THEREFORE, for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties agree as follows:

1.	Capitalized terms used herein shall have the meanings given in the Agreement unless otherwise defined herein.

2.
Upon the satisfaction of the following conditions, the Pacific Road Funds will subscribe for Li3 securities for an aggregate purchase price of USD$1.25 million (which amount shall be increased to USD$2.0 million upon the receipt of required internal approvals of the Pacific Road Funds) based on the terms and conditions set forth in the Term Sheet (with such modifications thereto, including with respect to escrow arrangements, as may be mutually agreed by Li3 and Pacific Road): (i) all the terms of this Amending Agreement being effective and remaining in full force and effect as of the time of such subscription, (ii) placees in the Private Placement other than the Pacific Road Funds (the “Other Investors”) subscribing for such amount of Li3 securities in the Private Placement that provide net proceeds to Li3 that the Maricunga Vendors have confirmed in writing represent full and satisfactory payment of the Up-Front Cash (and that such Upfront Cash, when combined with the Maricunga Acquisition Shares, also represents full and satisfactory payment for the Controlling Interests), which written confirmation shall be in form and substance satisfactory to the Pacific Road Funds, acting reasonably (it being understood that a copy of the Purchase Agreement executed by the Maricunga Vendors shall constitute satisfactory written confirmation), (iii) consents permitting Li3 to execute, deliver and perform its obligations under this Amending Agreement having been obtained from each of the Other Investors and Centurion Private Equity, LLC (“Centurion”), in each case in form and substance satisfactory to the Pacific Road Funds, acting reasonably (it being hereby agreed that (x) delivery of a Notice to Subscribers in substantially the form attached as Appendix I hereto by the Company shall be deemed to constitute satisfactory consent from each Other Investor subscribing for $500,000 or less in the Private Placement that receives such notice, and (y) execution and delivery of a Waiver and Consent in substantially the form attached as Appendix II hereto by Centurion shall be deemed to constitute satisfactory consent from Centurion), (iv) the Purchase Agreement having been executed and delivered by the parties thereto and the Controlling Interests unconditionally delivered to Li3 and any procedures related thereto and registrations thereof completed in Chile, with copies of all evidence of same having been delivered to the Pacific Road Funds in form and substance satisfactory to the Pacific Road Funds, acting reasonably (including the transfer of the Controlling Interests through a Chilean public deed (escritura publica) granted before a Chilean notary and the registration of such transfer with the applicable Chilean mining registry) (v) an opinion of Chilean counsel to Li3 having been delivered to the Pacific Road Funds to the effect that the Controlling Interests have been unconditionally transferred to Li3, free of all liens, encumbrances and adverse claims, and all consents, registrations and filings incidental to such transfer have been obtained and performed, as applicable.  In the event that all of the foregoing conditions have not been fully satisfied by May 1, 2011, the Pacific Road Funds’ obligation to participate in the Private Placement shall automatically lapse and be abandoned without any required notice to any other party.

3.
Li3 hereby covenants that the proceeds from the Pacific Road Funds’ participation in the Private Placement shall be used exclusively for the Work Program and that Li3 presently has sufficient working capital (other than through funds received pursuant to the Private Placement) to operate the day-to-day conduct of its business.

4.
Each of Li3 and the Pacific Road Funds will ensure that, except as provided in the next sentence, no agent engaged in connection with the Private Placement shall receive any fees or commissions (including by way of cash, warrants or other securities issued by Li3, other than broker’s warrants) in respect of the purchases of Li3 securities by the Pacific Road Funds contemplated hereby.  In connection with the Pacific Road Funds’ participation in the Private Placement, PRCM shall be entitled to a fee (the “PRCM Placement Fee”) equal to 4.5% of the Pacific Road Funds’ aggregate subscription amount thereunder, which amount may be deducted by the Pacific Road Funds from the cash proceeds delivered by the Pacific Road Funds to Li3.  The parties agree that Li3 is not responsible for any expenses or other costs of the Pacific Road Funds or their respective affiliates, officers, employees or agents with respect to the Private Placement.

5.
The parties to this amending agreement acknowledge that, notwithstanding the current default in respect of the Alfredo Property, Li3 is in the process of negotiating with the owner of the Alfredo Property in respect of the option agreement for said property. Li3 acknowledges and agrees that, in the event that an option for the Alfredo Property is reinstated or Li3 shall agree to purchase the Alfredo Property, the obligations of Li3 to pay the Contingent Consideration pursuant to section 2.1 of the Agreement shall be binding and enforceable by the Pacific Road Funds against Li3. To the extent that Li3 acquires another iodine nitrate project in Chile and such property is advanced in priority to the Alfredo Property, the Contingent Consideration will be payable as though references to the Alfredo Property in section 2.1 of the Agreement were references to such other iodine nitrate project. In the event Contingent Consideration for any milestone is paid in respect of any iodine nitrate project (including the Alfredo Property), no Contingent Consideration for the same milestone shall be payable in respect of any other iodine nitrate project.

6.
The parties agree that upon the closing of the Pacific Road Funds’ investment in the Private Placement, section 6.4(b) of the Agreement shall thereupon automatically and instantaneously, without any further action by the parties hereto, be deleted and replaced in its entirety with the following:

“(b) Buyer shall promptly deliver notice to Sellers of completion of each of: (i) an NI 43-101 Measured, Indicated and Inferred Resources on the Alfredo Property or another iodine nitrate project in Chile (an “Other Property”) as may be acquired by the Buyer (the “Property Notice”); or (ii) notice of completion of an NI 43-101 Measured, Indicated and Inferred Resources on one of the Buyer’s lithium projects (including, for certainty, the Maricunga Salar property) (the “Lithium Notice”), and in each case, Buyer shall promptly publicly announce such completion. Commencing upon Buyer’s completion of either of such NI 43-101 technical reports and delivery of either of the Property Notice or the Lithium Notice, as applicable, Sellers shall have the right (the “Milestone Option”), exercisable by irrevocable written notice (the “Milestone Exercise Notice”) delivered to Buyer in accordance with the provisions of section 11.1 of the Agreement within forty-five (45) days of Buyer’s delivery of either of the Property Notice or the Lithium Notice, as applicable, and copies of the applicable NI 43-101 technical report evidencing Measured, Indicated and Inferred Resources with supporting technical analysis and data, to subscribe for shares of Buyer Common Stock having an aggregate purchase price of up to USD$10 million (less any amount previously subscribed for pursuant to the Milestone Option) at a price per share equal to the greater of: (i) $0.27 per share of Buyer Common Stock; and (ii) a 20% discount to the twenty (20) day volume-weighted average price of the Buyer Common Stock on its principal market beginning on the day that is ten (10) trading days before the public announcement by Li3 of the completion of such NI 43-101 technical reports and ending with the day that is ten (10) trading days following such public announcement.

(c) Buyer shall promptly deliver notice to Sellers of completion of a bankable feasibility study consistent with the standards contained in NI 43-101, which shall include Measured and Indicated mineral reserves on each of:  (i) the Alfredo Property or any Other Property acquired by Buyer (the “Nitrate Feasibility Notice”); or (ii) on one of the Buyer’s lithium projects in Chile, including at the Maricunga Salar property (a “Lithium Feasibility Notice”), and in each case, Buyer shall promptly publicly announce such completion. Buyer shall have the right (the “Feasibility Option”), exercisable by irrevocable written notice (the “Feasibility Exercise Notice”) delivered to Buyer in accordance with the provisions of section 11.1 of the Agreement within forty-five (45) days of Buyer’s delivery of either of the Nitrate Feasibility Notice or the Lithium Feasibility Notice, as applicable, and copies of the applicable NI 43-101 technical reports supporting such the applicable feasibility study, together with supporting evidence and analysis thereto, to subscribe for shares of Buyer Common Stock having an aggregate purchase price of  up to USD$15 million (less any amount previously subscribed for pursuant to the Feasibility Option) at a price per share equal to the greater of: (i) $0.27 per share of Buyer Common Stock; and (ii) a 20% discount to the twenty (20) day volume-weighted average price of the Buyer Common Stock on its principal market beginning on the day that is ten (10) trading days before the public announcement by Li3 of the completion of such NI 43-101 technical reports evidencing Measured and Indicated mineral reserves and ending with the day that is ten (10) trading days following such public announcement. To the extent that Sellers either have not exercised the Milestone Option as described in Section 6.4(b) above or have exercised only part thereof, to the extent that the exercise period for such Milestone Option has not then expired, Sellers shall have the right to add the unexercised portion of such Milestone Option (for certainty, being the balance of the initial USD$10 million option less the aggregate of any amounts for which Milestone Exercise Notices have been delivered) to the total amount exercisable under the Feasibility Option.

(d) The number of shares and price of the shares issued pursuant to the Milestone Option or Feasibility Option shall be equitably adjusted in the event of any share split, consolidation or stock dividend by Buyer or other corporate reorganization, merger or amalgamation.  Promptly after receipt of a Milestone Exercise Notice or Feasibility Exercise Notice together with the accompanying cash purchase price for the shares of Buyer Common Stock to be purchased, Buyer shall deliver share certificates to the Sellers or as they may direct (subject, in the case of delivery of Buyer Common Stock to any person other than the Pacific Road Funds, to Buyer’s evaluation of investor suitability and satisfactory completion of Buyer’s standard anti money-laundering procedures) representing such purchased shares of Buyer Common Stock.

(e) Buyer shall pay no selling agent a fee (including by way of cash, warrants or other securities issued by Buyer, other than broker’s warrants) in respect of the securities purchased by the Sellers upon exercise of the Milestone Option or the Feasibility Option. Upon exercise of the Milestone Option or the Feasibility Option and cumulative payments by the Pacific Road Funds totalling $5 million or more through any combination of payments thereunder, PRCM shall be entitled  to reimbursement by Li3 for documented third party legal and evaluation costs up to $250,000 and a fee equal to 3.5% of the gross proceeds (measured from the first dollar) from the exercise of such options, which amounts may be deducted by the Pacific Road Funds from the cash proceeds delivered by the Pacific Road Funds to Li3 in connection with such exercise (provided that Li3 has been provided with the relevant expense accounting and not promptly and reasonably objected thereto).

(f) If at any time when the Sellers are exercising the Milestone Option or the Feasibility Option the Buyer Common Stock is not then trading on a stock exchange in North America or on an over-the-counter basis, reference to the twenty (20) day volume-weighted average price of the Buyer Common Stock shall instead mean and refer to the fair market value of a share of Buyer Common Stock as determined by an independent valuator giving equal weight to the value of Buyer Common Stock both before and after the public announcements referred to in Section 6.4(b) or Section 6.4(c), as applicable, acceptable to the Buyer and the Sellers, acting reasonably (the costs of which valuator will be paid for by the Buyer).

7.	Section 6.4(c) of the Agreement shall be renumbered as Section 6.4(g).

8.
The parties acknowledge and agree that purchases of Buyer Common Stock under the Private Placement, the exercise of the Milestone Option and the exercise of the Feasibility Option may be completed by the Pacific Road Funds or any fund managed or advised by Pacific Road Capital Management Pty Ltd. (“PRCM”).

9.	Li3 hereby grants to the Pacific Road Funds the registration rights set out in Schedule B hereto, on the terms and conditions set out therein.

10.	The parties confirm that, notwithstanding anything else contained herein, the Agreement remains in full force and effect.

11.	The Agreement shall henceforth be read and construed in conjunction with this amending agreement.

12.
This amending agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be an original and such counterparts shall together constitute one and the same instrument. The parties shall be entitled to rely on delivery of a facsimile copy of this amending agreement and such facsimile copy shall be legally effective to create a valid and binding agreement.

13.
The parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to implement the terms of this amending agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this amending agreement and carry out its provisions.

14.
Neither this amending agreement nor any right or obligations hereunder shall be assignable by a party, except that a party may assign this amending agreement to a Person to whom it is entitled to assign the Agreement (in accordance with the terms thereof).  This amending agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

15.	This amending agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein.

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IN WITNESS OF WHICH the parties have duly executed this amending agreement as of the date first written above.

Li3 ENERGY, INC.

By:	/s/ Luis F. Saenz
Name: Luis F. Saenz
Title: Chief Executive Officer

PACIFIC ROAD CAPITAL A PTY LTD., as trustee for PACIFIC ROAD RESOURCES FUND A

By:	/s/ Paul Espie
Name: Paul Espie
Title: Director

PACIFIC ROAD CAPITAL B PTY LTD., as trustee for PACIFIC ROAD RESOURCES FUND B

By:	/s/ Louis I. Rozman
Name: Louis I. Rozman
Title: Director

PACIFIC ROAD CAPITAL MANAGEMENT G.P. LIMITED, as General Partner of PACIFIC ROAD RESOURCES FUND L.P.

By:	/s/ Evan Burtton
Name: Evan Burtton
Title: Director

SCHEDULE B
REGISTRATION RIGHTS

1.

(a)           If at any one time after the date of this Agreement, Li3 receives a request from the Pacific Road Funds that Li3 file a Form S-1 registration statement with respect to Registrable Shares (as defined below) having an anticipated aggregate offering price of at least $2 million, then Li3 shall as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Pacific Road Funds, file a Form S-1 registration statement (or other available form) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) covering all Registrable Shares that the Pacific Road Funds and the Seller Designees request to be registered.

Subject to the conditions and restrictions set forth in this paragraph, “Registrable Shares” shall mean:  (i) the 8,800,000 Purchase Price Shares currently held by the Pacific Road Funds; (ii) the 1,200,000 Purchase Price Shares currently held by Rodman & Renshaw LLC, Mr. Bob Brennan and Mr. Don Bruce (collectively the “Seller Designees”); and (iii) any shares of Buyer Common Stock acquired by the Pacific Road Funds pursuant to the exercise of the Milestone Option or the Feasibility Option.  Notwithstanding the foregoing, “Registrable Shares” shall not include any shares of Buyer Common Stock that are (x) subject to a contractual hold period or a hold period under an applicable safe-harbor for the resale of such shares into the public market without registration (including, without limitation, Rule 144 (“Rule 144”) under the Securities Act) or (y) immediately saleable pursuant to Rule 144 without volume or manner of sale restrictions.

For the sake of clarity, and without limiting the foregoing, the rights contemplated by this Schedule B shall not apply to any shares of Buyer Common Stock acquired by the Pacific Road Funds pursuant to the Private Placement – which are excluded from Registrable Shares – as such shares shall instead be entitled to the registration rights provided pursuant to the Registration Rights Agreement to be entered into by and among Li3 and the several purchasers signatory thereto (the “Private Placement Registration Rights Agreement”).

(b)           If at any time, or from time to time, when it is eligible to use a Form S-3 registration statement, Li3 receives a request from the Pacific Road Funds that Li3 file a Form S-3 registration statement with respect to Registrable Shares having an anticipated aggregate offering price of at least $1 million owned by the Pacific Road Funds and/or the Seller Designees, then Li3 shall as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Pacific Road Funds, file a Form S-3 registration statement under the Securities Act covering all Registrable Shares requested by the Pacific Road Funds and the Seller Designees to be included in such registration statement.

(c)           Notwithstanding the foregoing obligation, if Li3 furnishes to the Pacific Road Funds requesting a registration pursuant hereto a certificate signed by Li3’s chief executive officer stating that in the good faith judgment of Li3’s Board of Directors it would be materially detrimental to Li3 and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving Li3; (ii) require premature disclosure of material information that Li3 has a bona fide business purpose for preserving as confidential; or (iii) render Li3 unable to comply with requirements under the Securities Act or the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), then Li3 shall have the right to defer taking action with respect to such filing for a period of not more than thirty (30) days after the request of the Pacific Road Funds is given; provided, however, that Li3 may not invoke this right more than once in any twelve (12) month period; and provided further that Li3 shall not register any securities for its own account or that of any other stockholder during such thirty (30) day period other than pursuant to a registration relating to the sale of securities to employees of Li3 or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares; or a registration in which the only Buyer Common Stock being registered is Buyer Common Stock issuable upon conversion of debt securities that are also being registered (“Excluded Registrations”).

2.           If Li3 proposes to register (including, for this purpose, a registration effected by Li3 for stockholders other than the Pacific Road Funds) any of its common stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), Li3 shall, at such time, promptly give the Pacific Road Funds notice of such registration.  Upon the request of any Pacific Road Fund or Seller Designee given within twenty (20) days after such notice is given by Li3, Li3 shall, subject to the provisions hereof, cause to be registered all of the Registrable Shares such Pacific Road Fund or Seller Designee has requested to be included in such registration.  Li3 shall have the right to terminate or withdraw any registration initiated by it under this subsection before the effective date of such registration, whether or not any Pacific Road Fund has elected to include Registrable Shares in such registration.  The expenses (other than underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of such Registrable Shares (collectively, the “Selling Expenses”)) of such withdrawn registration shall be borne by Li3.

3.

(a)           If, pursuant hereto, the Pacific Road Funds intend to distribute the Registrable Shares covered by their demand registration request under Section 1(a) or (b) by means of an underwriting, they shall so advise Li3 as a part of their request.  The underwriter(s) will be selected by the Pacific Road Funds, subject only to the reasonable approval of Li3.   The Pacific Road Funds shall (together with Li3) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.

(b)           If the lead underwriter of such offering advises Li3 and the Pacific Road Funds that the inclusion of some or all of the Buyer Common Stock would, in such lead underwriter’s judgment, materially interfere with the proposed offering: (i) in the case of an offering initiated by Li3, the number of shares of Buyer Common Stock that may be included shall be allocated (A) first to Li3, and (B) second to the Pacific Road Funds and any other shareholder with piggyback rights, pro rata based on the number of shares of Buyer Common Stock requested to be included by such person, as the case may be; and (ii) in the case of an offering initiated by the Pacific Road Funds or another shareholder, if any, with demand registration rights, then the number of shares of Buyer Common Stock that may be included shall be allocated (X) first to the Pacific Road Funds or the shareholder making the demand, as the case may be, then (Y) second to Li3 and the Pacific Road Funds and/or the other shareholders exercising piggyback rights, as the case may be, pro rata based on the number of shares of Buyer Common Stock requested to be included by such person, as the case may be.

4.           It shall be a condition precedent to the obligations of Li3 to take any action with respect to the registration rights relating to the Registrable Shares that such Pacific Road Funds shall furnish to Li3 such information regarding themselves, the shares of Buyer Common Stock held by them, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Registrable Shares.

5.           All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to hereto, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Li3; and the reasonable fees and disbursements of counsel for the Pacific Road Funds, shall be borne and paid by Li3; provided, however, that Li3 shall not be required to pay for any expenses of any registration proceeding begun pursuant hereto if the registration request is subsequently withdrawn at the request of the Pacific Road Funds; provided further that if, at the time of such withdrawal, the Pacific Road Funds shall have learned of a material adverse change in the condition, business, or prospects of Li3 from that known to Pacific Road Funds at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Pacific Road Funds shall not be required to pay any of such expenses.

6.           If any shares of Registrable Shares are included in a registration statement pursuant hereto:

(a)           To the extent permitted by law, Li3 will indemnify and hold harmless each of the Pacific Road Funds, and the partners, members, officers, directors, and stockholders of each of them; legal counsel and accountants for each of the Pacific Road Funds; any underwriter (as defined in the Securities Act) for the Pacific Road Funds; and each person, if any, who controls such Pacific Road Funds or underwriter within the meaning of the Securities Act or the Exchange Act, against any loss, damage, or liability (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of Li3, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law (“Damages”), and Li3 will pay to each such Pacific Road Fund, underwriter, controlling person, or other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained herein shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Li3, which consent shall not be unreasonably withheld, nor shall Li3 be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Pacific Road Fund, underwriter, controlling person, or other aforementioned person expressly for use in connection with such registration.

(b)           To the extent permitted by law, each Pacific Road Fund, severally and not jointly, will indemnify and hold harmless Li3, and each of its directors, each of its officers who has signed the registration statement, each person (if any), who controls Li3 within the meaning of the Securities Act, legal counsel and accountants for Li3, any underwriter (as defined in the Securities Act), any other holder selling securities in such registration statement, and any controlling person of any such underwriter or other holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Pacific Road Fund expressly for use in connection with such registration; and each such Pacific Road Fund will pay to Li3 and each other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in herein shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Pacific Road Funds, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Pacific Road Fund by way of indemnity or contribution under hereunder exceed the proceeds from the offering received by such Pacific Road Fund (net of any Selling Expenses paid by such Pacific Road Fund), except in the case of fraud or willful misconduct by such Pacific Road Fund.

(c)           Promptly after receipt by an indemnified party under this Agreement of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party hereunder give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party hereunder, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this subsection.

(d)           To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Agreement but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Agreement provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Agreement, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Pacific Road Fund will be required to contribute any amount in excess of the public offering price of all such shares of Buyer Common Stock offered and sold by such Pacific Road Fund pursuant to such registration statement, and (y) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Pacific Road Fund’s liability pursuant thereto exceed the proceeds from the offering received by such Pacific Road Fund (net of any Selling Expenses paid by such Pacific Road Fund), except in the case of willful misconduct or fraud by such Pacific Road Fund.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of Li3 and Pacific Road Funds under this Agreement shall survive the completion of any offering of Buyer Common Stock in a registration under this Agreement and otherwise shall survive the termination of this Agreement.